Exhibit 10.4
Global Addendum
Global Information for the GE HealthCare Technologies Inc. (“GE HealthCare” or “Company”) 2023 Long-Term Incentive Plan (the “Plan”)
January 2024
This Addendum provides additional terms and conditions of your grant in Section A and specific additional terms and conditions and/or notifications that apply to participants who reside and/or are employed in one of the countries listed below in Section B. Capitalized terms not defined in this Addendum shall have the meaning set forth in the Plan or the GE HealthCare Stock Option Grant Agreement, GE HealthCare Restricted Stock Unit Grant Agreement, or GE HealthCare Performance Stock Unit Grant Agreement (collectively, the “Grant Agreements”), as applicable. References in this Addendum to “UBS Financial Services” shall apply equally to any successor broker designated by the Company, at its discretion. Further, to the extent specified herein, provisions in this Addendum shall apply to stock options (“Options”), restricted stock units (“RSUs”) and performance stock units (“PSUs”, and together with Options and RSUs, “Awards”) granted both on or after the date of this Addendum. The parties acknowledge that it is their express wish that this Addendum, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly to indirectly hereto, be provided to them in English. If you have received the Grant Agreement, this Addendum or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable laws.
A.    General Provisions Applicable to All Grantees.
1.Nature of the Awards. You acknowledge that you have received materials describing the Plan and its terms and conditions, and that you understand the description of the Plan and agree to its terms and conditions. Accordingly, you should understand that the Plan is established voluntarily by the Company, is discretionary, and that GE HealthCare reserves the absolute right to amend and/or discontinue the Plan or the Award at any time without any liability to you. You acknowledge that Award grants under the Plan are subject to the Plan, are occasional and voluntary, and that receipt of a given grant does not create any contractual or other right to receive future grants or benefits in lieu of Awards, even if Awards have been granted in the past. All decisions with respect to future Awards, if any will be at the sole discretion of the Company. Further, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the Awards and underlying shares is unknown and unpredictable. Neither the Company, nor any of its Affiliates shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the shares or any amounts due pursuant to the Awards or the subsequent sale of any shares acquired under the Plan.

You acknowledge and accept that taking part in the Plan is outside the terms of your regular employment and the Award, and income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday/vacation pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar payments. This invitation to participate in the Plan and any subsequent acquisition of shares or other benefits under the Plan do not establish and are not to be interpreted as establishing or amending a labor relationship or employment or service contract between you and GE HealthCare or any of its Affiliates, and do not establish any rights between you and your employer. You also acknowledge that the termination of your employment or service under any circumstances will not give you any claim or right of action against GE HealthCare or its Affiliates with respect of any loss of any Award or other benefit under the Plan.
You agree that no claim or entitlement to compensation or damages shall arise from (i) forfeiture of your Awards resulting from your Termination of Employment (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of applicable laws in the jurisdiction where you are employed or providing services or the terms of your employment or service contract, if any) and/or (ii) the application of any clawback/recoupment provisions in the Grant Agreements. No recovery of compensation or other benefits as described herein will be an event giving rise to your right to resign for “good reason” or “constructive termination” (or similar term) under any plan of, or agreement you have with, the Company or any of its Affiliates.
2.Responsibility for Taxes and Other Legal Obligations. You also acknowledge that the tax and legal rules that apply to the Plan may change from time to time and that GE HealthCare is not responsible for providing updated tax information to you. You should understand that there may be personal tax payment and reporting obligations that could result from the grant, vesting, and exercise of Awards and the sale of shares and the payment of any dividends or dividend equivalent payments that you receive through the Plan. Please note that GE HealthCare is not providing tax or regulatory advice and you should discuss potential tax or regulatory issues with your personal advisor. You further understand that, regardless of any action taken by the Company or, if different, the Affiliate employing or receiving your services (the “Service Recipient”), neither GE HealthCare nor any of its Affiliates are responsible in any circumstance for your individual liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (“Tax-Related Items”), foreign exchange control or other legal obligations arising from your participation in this Plan. You further acknowledge that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Plan, including, but not limited to, the grant of the Awards under the Plan, the purchase of shares, the issuance or disposition of shares purchased under the Plan or the issuance of any dividends or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Awards or any aspect of the Plan to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any applicable taxable event, you shall pay or make adequate arrangements satisfactory to GE HealthCare and/or the Service Recipient to satisfy all Tax-Related Items”. In this regard, you authorize GE HealthCare and/or the Service Recipient to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by GE HealthCare and/or the Service Recipient or from proceeds of the sale of shares sold on your behalf, either through a voluntary sale or a mandatory sale arranged by the Company, pursuant to this authorization. In addition, you authorize GE HealthCare and/or the Service Recipient to withhold applicable Tax-Related Items by withholding in shares issuable to you pursuant to the Award. If the obligation for taxes is satisfied by withholding a number of whole shares as described herein, you will be deemed to have been issued the full number of shares subject to the Award, notwithstanding that a number of the shares is held back solely for the purpose of paying the applicable taxes. You agree that the Company may use any other means determined by the Company and compliant with applicable laws that are not described herein. Further, if you have become subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that GE HealthCare and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for (including report) Tax-Related Items in more than one jurisdiction. You agree to hold GE HealthCare and/or the Service Recipient (or former employer, as applicable) harmless in this respect.
The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the jurisdiction(s) applicable to you. In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares), or if not refunded, you may seek a refund from the local tax authorities. Finally, you agree to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase or deliver the shares or the proceeds of the sale of shares if you fail to comply with your obligations in connection with the Tax-Related Items.
3.Electronic Delivery and Acceptance. You authorize GE HealthCare and the Service Recipient to deliver information about the Plan to you electronically through email or other web-based or electronic information delivery systems. You further authorize future Plan transactions to occur electronically through web-based or electronic systems or through other designated means.

4.No Tending Previously-Owned Shares for Option Exercises. If you are granted Options under the Plan, you understand that you are prohibited from tendering any other shares you may hold to pay the exercise price of the Option.
5.Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Addendum and any other grant materials by and among, as applicable, the Service Recipient, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
    You understand that the Company and the Service Recipient may hold certain personal information about you, including (but not limited to) your name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares or directorships held in the Company, and details of all Awards granted to you or any other entitlements to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”) for the purpose of implementing, managing and administering the Plan.
You understand that Data may be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan, including but not limited to UBS Financial Services and its affiliates or any successor or any other third party that the Company or UBS Financial Services (or its successor) may engage to assist with the administration of the Plan from time to time. You understand the recipients of the Data may be located in your country, in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.
You authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares acquired upon vesting and/or exercise of the Awards. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later revoke your consent, your employment status or service with the Service Recipient will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Awards or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact GE HealthCare Technologies Inc. Executive Compensation Administration by sending an email to GEHC.Equity@gehealthcare.com.
5.Governing Law and Venue. You understand that the Plan, the Grant Agreements and this Addendum are interpreted and construed in accordance with the laws of the State of Delaware, United States of America and applicable federal law, including securities laws, without regard to the conflict of law provisions. For purposes of any action, lawsuit or other proceedings brought to enforce this Grant Agreement and Addendum, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the state and federal courts located in the state of Delaware, United States of America and waive any objection based on lack of jurisdiction or inconvenient forum, and no other courts, where this grant is made and/or to be performed.
6.Restrictive Covenants; Clawback/Recoupment Provisions. Please note that, unless otherwise stated in the Country Specific Provisions of Section B below, any restrictive covenants and/or clawback provisions in the Grant Agreements, such as Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Stock Option Grant Agreement, Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Restricted Stock Unit Grant Agreement, Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Performance Stock Unit Grant Agreement, Section 8 of the Stock Option Grant Agreement (“Alteration/Termination”), Section 9 of the Restricted Stock Unit Grant Agreement (“Alteration/Termination”), and Section 9 (“Alteration/Termination”) of the Performance Stock Unit Grant Agreement, shall apply to you to the extent permitted by applicable law. Notwithstanding any language in the Grant Agreements or this Addendum to the contrary, however, you understand and agree that, to the extent you have an employment agreement or other agreement with your local employer or Service Recipient outside the United States, any restrictive covenants and/or clawback provisions in the Grant Agreements, whether or not revised by this Addendum, shall only apply to the extent these provisions are consistent with the applicable provisions of your employment agreement. To the extent the applicable provisions of your employment agreement are inconsistent with the provisions in the Grant Agreements, the terms in your employment agreement will apply to you.
7.Imposition of Other Requirements. GE HealthCare reserves the right to impose other requirements on your participation in the Plan, on the Options, RSUs or PSUs and on any shares acquired under the Plan, to the extent GE HealthCare determines it is necessary or desirable in order to comply with or take advantage of local regulations or the like, or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

8.Waiver. You acknowledge that a waiver by the Company of breach of any provision of the Grant Agreements or this Addendum shall not operate or be construed as a waiver of any other provision of the Grant Agreements or this Addendum, or of any subsequent breach by you or any other Participant.
9.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your or your broker’s country of residence or where the shares are listed, you may be subject to insider trading restrictions and/or market abuse laws that may affect your ability to accept, acquire, sell or otherwise dispose of shares, rights to shares or rights linked to the value of shares under the Plan during such times that you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You should keep in mind that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You are responsible for ensuring compliance with any restrictions and should consult with your personal legal advisor on this matter.
10.Exchange Control, Tax and/or Foreign Asset / Account Reporting. Your country of residence may have certain foreign asset and/or account reporting or exchange control requirements that may affect your ability to acquire or hold shares under the Plan or cash received from participating in the Plan (including proceeds arising from the sale of shares) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated broker or bank and/or within a certain time after receipt. In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company or the Service Recipient as may be required to allow the Company or the Service Recipient to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different). You are responsible for ensuring compliance with such regulations and should consult with your personal legal advisor for any details.
11.Method of Option Exercise. Notwithstanding any provision in the GE HealthCare Stock Option Grant Agreement, the Company, in its sole discretion, may require that you (or in the event of your death, your legal representative, as the case may be) exercise Options by a means of a same day sale transaction (either a “sell-all” transaction or a “sell-to-cover” transaction), or may require you to sell any shares of Common Stock you acquire under the

Plan immediately upon exercise or within a specified period (in which case, you hereby agree that the Company shall have the authority to issue sale instructions in relation to such shares of Common Stock on your behalf).
12.Settlement of RSUs and/or PSUs. Notwithstanding any provision in the GE HealthCare Restricted Stock Unit Grant Agreement or the GE HealthCare Performance Stock Unit Grant Agreement, the Company, in its discretion, may provide for the settlement of RSUs and/or PSUs in the form of:
(a)a cash payment (in an amount equal to the Fair Market Value of the shares of Common Stock that correspond to the vested Units) to the extent that settlement in shares of Common Stock (i) is prohibited under local law, (ii) would require you, the Company or the Service Recipient to obtain the approval of any governmental or regulatory body in your country of employment and/or residency, (iii) would result in adverse tax consequences for you, the Company or the Service Recipient, or (iv) is administratively burdensome; or
(b)shares of Common stock, but require you to sell such shares of Common Stock immediately or within a specified period (in which case, you hereby agree that the Company shall have the authority to issue sale instructions in relation to such shares of Common Stock on your behalf).

B.    Country Specific Provisions.
Your participation in the Plan shall be subject to any additional terms and conditions set forth in this Section B of the Addendum for your country, state or jurisdiction. Moreover, if you relocate to one of the jurisdictions included herein, the additional terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your relocation).
All Countries
U.S. Estate Tax. Please note that shares and Options or other Awards to acquire shares of GE HealthCare stock that you own may be subject to U.S. estate tax upon your death. Some countries have estate tax treaties which may impact these requirements. You and/or your beneficiary should consult a tax advisor to determine how these rules apply to your situation.
Acceleration of Vesting: If the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in your jurisdiction that would likely result in the favorable treatment applicable to the Award for accelerated vesting in the event of certain events being deemed unlawful and/or discriminatory, then the Company, in its sole discretion, will not apply this favorable treatment.

European Union, European Economic Area and the United Kingdom
EU Prospectus Regulation; Data Privacy. Please consult the addendum addressing the EU Prospectus Regulation for additional information on your grant, which is attached hereto as Appendix A, and the notice addressing the EU General Data Protection Regulation, which is attached hereto as Appendix B and which replaces any data provision consent in any grant documentation.
Algeria
Local Cash Settlement of Award. Notwithstanding anything in the Grant Agreement or the Addendum to the contrary, unless otherwise determined by the Company, the Award shall be settled in cash only paid by the Service Recipient through local payroll (and shall not be settled in shares issued by the Company).
Argentina
Exchange Control Information. Exchange control restrictions may limit the ability to remit funds out of Argentina in order to exercise the Option or remit funds into Argentina following the receipt of the proceeds from the cashless exercise of the Option. The Company reserves the right to further restrict the exercise of the Option or to amend or cancel the Option at any time in order to comply with applicable exchange control laws in Argentina. You are responsible for complying with exchange control laws in Argentina and neither the Company nor the Service Recipient will be liable for any fines or penalties resulting from your failure to comply with applicable laws. Because exchange control laws and regulations change frequently and without notice, you should consult with your personal advisor before accepting the Option and before exercising the Option and/or selling any shares acquired upon exercise of the Option to ensure compliance with current regulations.
Securities Law. The Awards granted pursuant to the Plan and the shares which may be purchased upon exercise of the Option or acquired upon vesting of the RSUs or PSUs are offered in a private transaction and are not subject to the supervision of any Argentine governmental authority. This is not an offer to the public.
Australia
Securities Law. The grant of the Award is being made pursuant to Division 1A, Part 7.12 of the Corporations Act 2001 (Cth). If you offer shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You personally should obtain legal advice on applicable disclosure obligations prior to making any such offer.
Tax Notification. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

Bangladesh
Method of Exercise of Options. Due to local legal requirements, your Option must be exercised pursuant to a broker-assisted cashless method of exercise.
Belgium
Acceptance of Options. Notwithstanding any provision in the GE HealthCare Stock Option Grant Agreement to the contrary, Options granted to you shall not be accepted earlier than the 61st day following the “Offer Date” for tax at exercise. The Offer Date is the date on which the Company notifies you of the material terms and conditions of the stock option grant. Any acceptance given by you before the 61st day following the Offer Date shall be null and void.
Brazil
Labor Law Acknowledgment. You agree, for all legal purposes, (i) the benefits provided under the Grant Agreement and the Plan are the result of commercial transactions unrelated to your employment; (ii) the Grant Agreement and the Plan are not a part of the terms and conditions of your employment; and (iii) the income from the Awards, if any, is not part of your remuneration from employment.
Cause. The definition of “Cause” provided under the Plan is revised in its entirety to read as follows: “For this purpose, “Cause” shall be determined by the Company in its sole discretion and includes: (a) breach of the Employee Innovation and Proprietary Information Agreement or any other confidentiality, non-solicitation, or non-competition agreement with the Company or Affiliate, or breach of a material term of any other agreement with the Company or Affiliate; (b) engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company or its Affiliate; (c) commission of an act of dishonesty, fraud, embezzlement or theft; (d) conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude; or (e) failure to comply with the Company’s or Affiliate’s policies and procedures, including, but not limited to, the Company’s code of conduct set forth in the Company’s integrity manual, The Spirit and Letter.”
Canada
Termination of Employment. The following provision supplements Section A(1) of this Addendum:
If applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, your right to vest in the Award under the Plan, if any, will terminate effective as of the last day of your minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting in the Award if the vesting date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting.
By accepting the Awards subject to the Grant Agreements through the UBS Financial Services portal (or its successor), you declare that you expressly agree with the provisions regarding Termination of Employment described in the Plan, the Grant Agreements (including, but not limited to, Section 2 of the Grant Agreements) and the special terms and conditions set forth in this Global Addendum.
Resale Restriction. You understand that you are permitted to sell shares acquired under the Plan through the designated broker appointed under the Plan, provided the resale of shares takes place outside of Canada through the facilities of the stock exchange on which the shares are traded.
Non-Qualified Securities. In accordance with subsection 110(1.9) of the Income Tax Act (Canada) (the “Act”), notice is hereby given by GE HealthCare that the shares to be issued in respect of stock option awards in excess of the CAD $200,000 limit are non-qualified securities for purposes of the Act.
For Residents of Quebec:
Language. You understand that you are entitled to receive the Grant Agreements, the Plan and potentially other documents related to the offering of the Plan translated into French, and if so requested, the Company will use its best efforts to provide the French translation as expediently as possible. If you do not request a French translation, it is understood that you prefer to receive the documents related to the Plan in the English language and agree that the English documents govern your participation in the Plan.
Langue. Vouz comprenez que vous avez le droit de recevoir les Accords d'attribution, le Plan et potentiellement d'autres documents liés à l'offre du plan traduits en français, et si cela vous demandé, la Société fera de son mieux pour fournir la traduction française aussi rapidement que possible. Si vous ne demandez pas de traduction en français, il est entendu que vous préfèrez recevoir les documents relatifs au Plan en langue anglaise et acceptez que les documents en anglais régissent votre participation au Plan.
Data Privacy. The following provision supplements Section A(5) of this Addendum:
You hereby authorize the Company and the Company’s representative to discuss with and obtain all relevant information regarding the Awards and your participation in the Plan from all personnel, professional or non-professional, involved with the administration of the Plan. You further authorize the Company, the Service Recipient, the administrator of the Plan and the plan broker that is assisting the Company with the operation and administration of the Plan to disclose and discuss your participation in the Plan with their advisors. You also authorize the Company and the Service Recipient to record such information and keep it in your employee file. You acknowledge and agree that your personal information, including any sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the United States of America. If applicable, you also acknowledge and authorize the Company, the Service Recipient, the administrator of the Plan and any plan broker that is assisting the Company with the operation and administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on you or the administration of the Plan.
Chile
Securities Law - Ruling N° 336. The Award constitutes a private offering of securities in Chile effective as of the grant date, and is expressly subject to general ruling N° 336 of the Chilean Commission for the Financial Market (“CMF”). Neither the Company nor the shares that you may receive pursuant to your Awards are registered with the Registry of Securities or under the control of the Chilean Superintendence of Securities. Given that the shares underlying the Award are not registered in Chile, the Company is not required to provide public information about the Award or the shares in Chile. Unless the Award and/or the shares are registered with the CMF, a public offering of such securities cannot be made in Chile.
China
Mandatory Full Cashless Option Exercise. Unless otherwise determined by the Company, your Option must be exercised pursuant to a broker-assisted cashless method of exercise.
Foreign Exchange Control Laws. Due to local legal requirements, shares acquired through RSU or PSU vesting must be maintained in the UBS Financial Services account until the shares are sold through UBS Financial Services with the net sales proceeds being paid to you through your current or most recent PRC employer. As a condition of the grant of RSUs or PSUs, you agree that any shares acquired under the Plan must be sold on a date that is within three-months after the date of your termination of active employment with GE HealthCare and its Affiliates or within any other time frame as the Company determines to be necessary or advisable for legal or administrative reasons. You authorize UBS Financial Services (or any successor broker designated by GE HealthCare) to sell such shares on your behalf at that time or as soon as is administratively practical thereafter. It, however, remains your responsibility to ensure that such shares are sold by such three-month deadline, and you acknowledge and agree that GE HealthCare is not responsible or liable for ensuring any particular price received in connection with the sale of such shares.
Under local law, you are required to repatriate to China the proceeds from your participation in the Plan, including proceeds from cashless option exercises, the sale of shares acquired through RSU or PSU vesting and any dividends or dividend equivalents paid to you in relation to RSUs or PSUs through a special exchange control account established by GE HealthCare or one of its Affiliates in China. You hereby agree that any proceeds from your participation in the Plan may be transferred to such special account prior to being delivered to you through your current or most recent PRC employer. Further, if the proceeds from your participation in the Plan are converted to local currency, you acknowledge that the Company (including its Affiliates) are under no obligation to secure any currency conversion rate, and may face delays in converting the proceeds to local currency due to exchange control restrictions in China. You agree to bear the risk of any currency conversion rate fluctuation between the date that your proceeds are delivered to the special exchange control account and the date of conversion of the proceeds to local currency.
To comply with requirements imposed by the State Administration of Foreign Exchange (SAFE), to the extent that, under your GE HealthCare Stock Option Grant Agreement, you may exercise any Options after your termination of employment with GE HealthCare and its Affiliates, you shall be permitted to exercise such Options for the shorter of the period set forth in your GE HealthCare Stock Option Grant Agreement and three months from the date of your termination of active employment; three months following the termination of your active employment with GE HealthCare and its Affiliates, any unexercised Options shall immediately expire.
GE HealthCare reserves the right to impose such further restrictions or conditions as may be necessary to comply with changes in applicable local laws in China.
If you are not a PRC national, the above provisions may not apply to you, to the extent determined by SAFE or its local branch office in accordance with local laws.
Cause. The definition of “Cause” provided under the Plan is revised in its entirety to read as follows:
“For this purpose, “Cause” shall be determined by the Company in its sole discretion and includes: (a) breach of the Employee Innovation and Proprietary Information Agreement or any other confidentiality, non-solicitation, or non-competition agreement with the Company or Affiliate, or breach of a material term of his/her employment agreement or any other agreement with the Company or Affiliate; (b) engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company or its Affiliate; (c) commission of an act of dishonesty, fraud, embezzlement or theft; (d) conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude; or (e) failure to comply with the Company’s or Affiliate’s policies and procedures, including, but not limited to, the Company’s code of conduct set forth in the Company’s integrity manual, The Spirit and Letter.”
Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Performance Stock Unit Grant Agreement does not apply.

For the avoidance of doubt, in addition to the definition of Retirement contained in the applicable Grant Agreement and Plan, Retirement shall also include any earlier compulsory retirement under local law.

Colombia
Nature of the Awards. The following provision supplements Section A(1) of this Addendum:
By accepting the grant of the Award and pursuant to Article 128 of the Colombian Labor Code, you expressly acknowledge, understand and agree that the Awards and related benefits are granted by the Company entirely on a discretionary basis, do not exclusively depend you’re your performance with the Service Recipient, and do not constitute a component of your “salary” for any legal purpose. Therefore, the Awards and related benefits will not be included and/or considered for purposes of calculating any and all labor benefits, such as legal/fringe benefits, vacations, indemnities, payroll taxes, social insurance contributions and/or any other labor-related amount which may be payable, subject to any limitations as may be imposed under local law.
Securities Law Acknowledgement. The shares underlying the Awards are not and will not be registered with the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores). Therefore, the shares may not be offered to the public in Colombia. Nothing in the Grant Agreements should be construed as making a public offer of securities in Colombia. In the event that GE HealthCare, in its sole discretion, determines that the offer of Options, RSUs and PSUs in Colombia may constitute a “public offer of securities” under Law 964 of 2005, you understand and agree that GE HealthCare may, in its sole discretion, cease to offer participation in the Plan in Colombia. In the event that GE HealthCare exercises its discretion to cease offering the Plan in Colombia, you will no longer be permitted to participate in the Plan as of the date established by GE HealthCare.
Czech Republic
Restrictive Covenants. The paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Performance Stock Unit Grant Agreement does not apply.
Denmark
Treatment of Awards upon Termination of Employment. The global termination provisions under the Plan will apply for all grants. The relevant termination provisions are detailed in the applicable Grant Agreements and the Employer Statement for Options, Employer Statement for RSUs, and Employer Statement for PSUs, as provided separately to you.

Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Performance Stock Unit Grant Agreement does not apply.
Egypt
There are no country-specific provisions.
Ethiopia
Mandatory Full Cashless Option Exercise. Due to local legal requirements, your Option must be exercised pursuant to a broker-assisted cashless method of exercise.
Finland
There are no country-specific provisions.
France
Nature of the Awards. The RSUs and PSUs are not granted under the French specific regime provided by Articles L. 225-197-1 and seq. and L. 22-10-59 and L. 22-10-60 of the French commercial code, as amended.
The Option is not granted under the French specific regime provided by Articles L. 225-177 and seq. and L. 22-10-56 to L. 22-10-58 of the French commercial code, as amended.
Cause. The definition of “Cause” is revised in its entirety to read as follows:
“For this purpose, “Cause” shall be determined by the Company in its sole discretion and includes in particular, but not limited to, the following justifications qualifying as a real and serious cause for dismissal : (a) breach of the Employee Innovation and Proprietary Information Agreement or any other confidentiality, non-solicitation, or non-competition agreement with the Company or Affiliate, or breach of a material term of any other agreement with the Company or Affiliate; (b) engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company or its Affiliate; (c) commission of an act of dishonesty, fraud, embezzlement or theft; (d) conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude; or (e) failure to comply with the Company’s or Affiliate’s policies and procedures, including, but not limited to, the Company’s code of conduct set forth in the Company’s integrity manual, The Spirit and Letter.”

Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Performance Stock Unit Grant Agreement does not apply.
Language. The parties to the Grant Agreement acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Germany
Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Performance Stock Unit Grant Agreement is revised in its entirety to read as follows:
”During the Grantee’s employment with the Company or its Affiliate, and for the one-year period following termination of such employment (the “Restriction Period”), the Grantee will not, without prior written approval from the Committee (a) whether on his or her own behalf or in conjunction with any other person or third party, directly or indirectly solicit or encourage any person who is a Lead Professional Band or higher employee of the Company or any of its Affiliates (a “Restricted Person”) to terminate his or her employment relationship with, or accept any other employment outside of, the Company and its Affiliates; (b) recommend or cause a Restricted Person to be hired by an entity for which the Grantee works, or with which the Grantee is otherwise associated or owns more than a 1% ownership interest, any person who is, or was within one year before or after the Grantee’s termination of employment with the Company and its Affiliates, a Restricted Person; or (c) provide any non-public information regarding any Restricted Person, including, but not limited to, compensation data, performance evaluations, skill sets or qualifications, etc., to any external person in connection with employment outside the Company and its Affiliates, including, but not limited to, recruiters and prospective employers. Except for the data related restrictions which apply indefinitely, the non-solicitation restrictions set forth above do not apply once a Restricted Person has been formally notified of his or her impending layoff from the Company or any of its Affiliates.”
Greece
There are no country-specific provisions.
Hong Kong
Tax Election. Please note that the Company is required to report any gain realized on the exercise of Options and grants of RSUs or PSUs to the Hong Kong Inland Revenue Department (“IRD”). It is a condition of the grant that you agree to make appropriate filings with the IRD and to make an election to be taxed on a deemed exercise basis for all Option grants and on a deemed vested basis for all RSU and PSU grants. If you are in any doubt about your tax reporting obligations in Hong Kong, you should obtain independent professional tax advice.
Sale Restriction on Shares. In the event that the Award vests and/or are exercised and shares are issued to you (or your heirs) within six (6) months of the grant date, you (or your heirs) expressly agree that the shares will not be offered to the public or otherwise disposed of prior to the six (6)-month anniversary of the grant date.
Securities Law Notice. The Awards and any shares issued pursuant to the Awards do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Affiliates. The Grant Agreements, including this Addendum, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The Awards and any related documentation are intended only for the personal use of each eligible employee of the Company or its Affiliates and may not be distributed to any other person. The contents of the Grant Agreements, including this Addendum and the Plan, have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of the Grant Agreements, including this Addendum, or the Plan, you should obtain independent professional advice.

Hungary
Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Performance Stock Unit Grant Agreement does not apply.

India

Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Performance Stock Unit Agreement is revised in its entirety to read as follows:
”During the Grantee’s employment with the Company or its Affiliate, and for the one-year period following termination of such employment (the “Restriction Period”), the Grantee will not, without prior written approval from the Committee: (a) whether on his or her own behalf or in conjunction with any other person or third party, directly or indirectly solicit or encourage any person who is a Lead Professional Band or higher employee of the Company or any of its Affiliates (a “Restricted Person”) to terminate his or her employment relationship with, or accept any other employment outside of, the Company and its Affiliates; (b) directly hire, or recommend or cause to be hired by an entity for which the Grantee works, or with which the Grantee is otherwise associated or owns more than a 1% ownership interest, any person who is, or was within one year before or after the Grantee’s termination of employment with the Company and its Affiliates, a Restricted Person; (c) provide any non-public information regarding any Restricted Person, including, but not limited to, compensation data, performance evaluations, skill sets or qualifications, etc., to any external person in connection with employment outside the Company and its Affiliates, including, but not limited to, recruiters and prospective employers. The above restrictions do not apply once a Restricted Person has been formally notified of his or her impending layoff from the Company or any of its Affiliates; or (d) the Grantee will not, whether on his or her own behalf or in conjunction with any other person or third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate any vendor, service provider or customer of the Company or its Affiliates, or interfere with or endeavor to interfere with any contract, arrangement, understanding or agreement or renewal of any of them, entered into by the Company or its Affiliates with such vendors, service providers and/or customers.”
Cause. The definition of “Cause” provided under the Plan is revised in its entirety to read as follows:
“For this purpose, “Cause” shall be determined by the Company in its sole discretion and includes: (a) breach of the Employee Innovation and Proprietary Information Agreement or any other confidentiality, non-solicitation, or non-competition agreement with the Company or Affiliate, or breach of a material term of any other agreement with the Company or Affiliate; (b) engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company or its Affiliate; (c) commission of an act of dishonesty, fraud, embezzlement, theft, misconduct or for any incident of workplace harassment; (d) conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude; or (e) failure to comply with the Company’s or Affiliate’s policies and procedures, including, but not limited to, the Company’s code of conduct set forth in the Company’s integrity manual, The Spirit and Letter.”
Tax Collection at Source. You understand that Tax Collection at Source (“TCS”) may apply to funds remitted out of India if the funds exceed a certain amount (currently INR 700,000) (“TCS Threshold”) during the Indian fiscal year. Therefore, your annual remittances out of India, including any remittances under the Plan, may be subject to TCS. Depending on the procedures established by the Service Recipient and the authorized dealer bank remitting the funds out of India, you understand and agree that the Company or the Service Recipient may deduct any applicable TCS via any withholding method set forth in Section A(1) of this Addendum.
You also understand that you may be required to provide a declaration to the Service Recipient or the authorized dealer bank remitting the funds regarding whether the TCS Threshold has been reached based on all of your remittances out of India, including any remittances under the Plan, and you agree to provide such declaration upon request.
Indonesia
Mandatory Full Cashless Option Exercise. Due to local legal requirements, your Option must be exercised pursuant to a broker-assisted cashless method of exercise.
Repatriation Requirements. By accepting the Awards, you agree to repatriate all sales proceeds and dividends attributable to shares acquired under the Plan in accordance with local foreign exchange rules and regulations. Neither the Company nor any of its Affiliates shall be liable for any fines or penalties resulting from your failure to comply with applicable laws.
Ireland
Director Notification Obligation. If you are director, shadow director or secretary of an Irish Affiliate of GE HealthCare who owns more than a 1% interest in GE HealthCare, you are subject to certain notification requirements under the Companies Act, 1990. Among these requirements is an obligation to notify the secretary of the Irish Affiliate in writing when you receive an interest (e.g., Options or shares) in GE HealthCare and the number and class of shares or rights to which the interest relates. In addition, you must notify the Irish Affiliate when you sell shares acquired through the exercise of Options or pursuant to any other Award granted under the Plan. You must notify the secretary of the Irish Affiliate of the acquisition or disposal of an interest in shares within five days following the day of acquisition or disposal of the interest in shares. These notification requirements also apply to any rights or shares acquired by your spouse or children under the age of 18 (whose interests will be attributed to you in your capacity as a director, shadow director or secretary of the Irish Affiliate).
Israel
Mandatory Full Cashless Option Exercise. Due to local tax requirements, GE HealthCare mandates that your Option must be exercised pursuant to a broker-assisted cashless method of exercise.
Holding and Sale of Shares. Shares acquired through RSU and PSU vesting must be maintained in the UBS Financial Services account until the shares are sold through UBS Financial Services with the net sales proceeds being paid through your current or most recent Israeli employer.
The obligation to maintain any shares acquired through RSU and PSU vesting will apply even when you leave GE HealthCare. Your current or most recent Israeli employer will withhold the applicable Israeli taxes and any other applicable compulsory payments such as national insurance and health tax prior to transferring to you the sale proceeds. Sales which occur subsequent to the termination of GE HealthCare employment will be subject to the highest applicable withholding rate. Upon termination of employment, your Israeli employer may require you to provide a guarantee for the cash payment upon the sale of the shares.
Indemnification for Tax Liabilities. As a condition of the grant of the Awards, you expressly consent and agree to indemnify the Company and/or its Affiliates and hold them harmless from any and all liability attributable to taxes, interest or penalties thereon, including without limitation, liabilities relating to the necessity to withhold any taxes.
Securities Law Notification. The grant of the Award does not constitute a public offering under the Securities Law, 1968.
Italy
Mandatory Full Cashless Option Exercise. Due to local legal requirements, your Option must be exercised pursuant to a broker-assisted cashless method of exercise.
Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Performance Stock Unit Grant Agreement does not apply.
Plan Document Acknowledgement. You acknowledge that by accepting this Award, you have been given access to the Plan document, has reviewed the Plan, the applicable Grant Agreement and this Addendum in their entirety and fully understands and accepts all provisions of the Plan, the Grant Agreement and this Addendum. Further, you specifically and expressly approve the following clauses of the Grant Agreement: Vesting; Delivery and Tax

Withholding; Additional Requirements; Entire Agreement; Electronic Delivery; and Global Addendum and the following clauses under Section A of this Addendum: Nature of the Awards; Responsibility for Taxes and Other Legal Obligations; Electronic Delivery and Acceptance; Data Privacy; Governing Law and Venue; and Imposition of Other Requirements.
Japan
There are no country-specific provisions.
Korea
Domestic Broker Restriction. Currently, Korean residents may not be permitted to sell foreign securities (such as the shares) through non-Korean brokers (such as UBS Financial Services) or deposit funds resulting from the sale of shares in an overseas financial institution. Therefore, prior to selling the shares acquired under the Plan, you may be required to transfer the shares to a domestic investment broker. You are solely responsible for engaging such domestic broker. On December 29, 2023, the Financial Services Commission (the “FSC”), issued an advance notice of legislative action which may allow the Korean residents to dispose of overseas-listed securities without using Korean licensed brokers as early as March 2024, subject to the public comment process. Because the exchange control regulations may change without notice, you should consult with a personal legal advisor to ensure compliance with any exchange control regulations applicable to any aspect of your participation in the Plan.
Malaysia
Director Notification Information. If you are a director of a Malaysian Affiliate of GE HealthCare, you are subject to certain notification requirements under the Malaysian Companies Act, 2016. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when you receive an interest (e.g., Options, RSUs, PSUs, or shares) in GE HealthCare or any related companies. In addition, you must notify the Malaysian Affiliate when you sell any shares or any related company (including when you sell shares acquired through exercise of your Option or pursuant to any other Award granted under the Plan). Additionally, you must also notify the Malaysian Affiliate of GE HealthCare if there are any subsequent changes in your interest in GE HealthCare or any related company. These notifications must be made within 14 days of receiving, acquiring or disposing of any interest in GE HealthCare or any related company.
Mexico
Labor Law Policy and Acknowledgement. By accepting the Awards granted under the Plan, you expressly recognize that GE HealthCare, with registered offices at 500 W. Monroe Street, Chicago, IL 60661 U.S.A., is solely responsible for the administration of the Plan and that your participation in the Plan and your acquisition of shares does not constitute an employment relationship between yourself and GE HealthCare since you are participating in the Plan on a wholly commercial basis and your sole employer is the applicable GE HealthCare Affiliate in

Mexico (“GE HealthCare-Mexico”). Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from your participation in the Plan do not establish any rights between yourself and your employer, GE HealthCare-Mexico, and do not form part of the employment conditions and/or benefits provided by GE HealthCare-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.
Al aceptar los premios bajo el Plan, usted expresamente reconoce que GE HealthCare, con sus oficinas registradas en 500 W. Monroe Street, Chicago, IL 60661 U.S.A., es el único responsable de la administración del Plan y que su participación en el Plan y su adquisición de acciones no constituyen una relación de empleo entre usted y GE HealthCare. Usted está participando en el Plan a nivel comercial y su único empleador es la compañía correspondiente afiliada a GE HealthCare en México ("GE HealthCare-México"). Basado en lo anterior, usted expresamente reconoce que el Plan y los beneficios que le corresponden a usted por su participación en el Plan no establecen derechos entre usted y su empleador, GE HealthCare-México, y no forman parte de las condiciones de empleo ni de los beneficios otorgados a usted por GE HealthCare-México. Cualquier cambio en el Plan o la suspensión del mismo no constituye un cambio ni un impedimento de sus términos y condiciones de empleo.
Restrictive Covenants. The following language replaces Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Stock Option Grant Agreement, Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Restricted Stock Unit Grant Agreement, and Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Performance Stock Unit Grant Agreement in its entirety:
“During the Grantee’s employment with the Company or its Affiliate, and for the one-year period following termination of such employment (the “Restriction Period”), the Grantee will not, without prior written approval from the Committee: (a) whether on his or her own behalf or in conjunction with any other person or third party, directly or indirectly solicit or encourage any person who is a Lead Professional Band or higher employee of the Company or any of its Affiliates (a “Restricted Person”) to terminate his or her employment relationship with, or accept any other employment outside of, the Company and its Affiliates; (b) directly hire, or recommend or cause to be hired by an entity for which the Grantee works, or with which the Grantee is otherwise associated or owns more than a 1% ownership interest, any person who is, or was within one year before or after the Grantee’s termination of employment with the Company and its Affiliates, a Restricted Person; or (c) provide any non-public information regarding any Restricted Person, including, but not limited to, compensation data, performance evaluations, skill sets or qualifications, etc., to any external person in connection with employment outside the Company and its Affiliates, including, but not limited to, recruiters and prospective employers. The above restrictions do not apply once a Restricted Person has been formally notified of his or her impending layoff from the Company or any of its Affiliates.
In addition, the Grantee agrees that during the Restriction Period, the Grantee will not, without prior written approval from the Committee, whether directly or indirectly, perform activities or services in the Restricted Area for any Competitive Company which: (a) are similar in nature to the activities and services the Grantee performed for the Company or its Affiliate (or gained confidential information about, as described in the Employee Innovation and Proprietary Information Agreement or “EIPIA”) during the last two years of Grantee’s employment; and/or (b) will include Grantee working on products or services that are competitive with the products or services the Grantee worked on during the last two years of Grantee’s employment with the Company or its Affiliate. The term “Competitive Company” means any company or other third party that provides products and services that are competitive with the Company or its Affiliates. The term “Restricted Area” means for any Grantees in the Executive Band on the Grant Date, the area in which the Grantee is performing the majority of his or her duties for the Company, and for Grantees in the Executive Director and above Bands on the Grant Date, the country in which the Grantee is based, in each case where the Company or its Affiliate has substantial business operations as of Grantee’s termination of employment and in which the Grantee has provided services, had a material presence or influence, or received confidential information about (as described in the EIPIA and any other confidentiality agreements signed by Grantee) at any time during the last two years of the Grantee’s employment with the Company or its Affiliate. The Grantee understands and agrees that, given the nature of the business of the Company and its Affiliates and the Grantee’s position with the Company or its Affiliate, the foregoing Restriction Period and Restricted Area are reasonable and appropriate to protect the Company’s legitimate business interests and goodwill.
Furthermore, during the Grantee’s employment with the Company or its Affiliate, and for all periods thereafter, the Grantee will not breach his or her EIPIA or otherwise disclose the Company’s or Affiliate’s non-public information.
The Grantee agrees that any breach by him or her of the foregoing obligations inevitably would cause substantial and irreparable damage to the Company and its Affiliates for which money damages may not be an adequate remedy. Accordingly, the Grantee agrees that the Company and its Affiliates will be entitled to an injunction and/or other equitable relief, to prevent the breach of such obligations. The Grantee also agrees to indemnify and hold the Company and its Affiliates harmless from any loss, claim or damages, including, without limitation, all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Grant Agreement, as well as repay any payments made hereunder (regardless of whether the Award is vested), except to the extent that such reimbursement is prohibited by law.
The Grantee agrees that the payment and benefits provided for in the Grant Agreement constitute fair and reasonable consideration for Grantee’s compliance with this section”.
Alteration/Termination. The following language replaces Section 8 (“Alteration/Termination”) of the Stock Option Grant Agreement, Section 9 (“Alteration/Termination") of the Restricted Stock Unit Grant Agreement, and Section 9 (“Alteration/Termination") of the Performance Stock Unit Grant Agreement, in its entirety:
“Under the express terms of this Grant Agreement, the Committee shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any Award without the consent of the Grantee. Furthermore, if the Company determines in its sole discretion that the Grantee has engaged in conduct that (a) constitutes a breach of this Grant Agreement, the EIPIA or any other confidentiality, non-solicitation, or non-competition agreement with the Company or its Affiliates, (b) results in (or has the potential to cause) material harm financially, reputationally, or otherwise to the Company or its Affiliates or (c) occurred prior to the Grantee’s termination of employment and would give rise to a termination for Cause, any unexercised portion of the Option or any unvested RSUs or PSUs shall be cancelled immediately, and any amounts previously conveyed under this Grant Agreement shall be subject to recoupment to the extent permitted under local law. In any event, the Award provided under this Grant Agreement shall be further subject to the Company’s policy with respect to compensation recoupment, as in effect and amended from time to time, to the extent permitted under local law. The Grantee agrees that the Company may take any such actions as are necessary to effectuate recoupment or applicable law without further consent or action being required by the Grantee, including issuing instructions to any Third-Party Administrator to (i) hold the Grantee’s shares and other amounts acquired under the Plan and/or (ii) reconvey, transfer, or otherwise return such shares and other assets to the Company. Also, the Award shall be null and void to the extent the grant of the Award or the exercise or vesting thereof is prohibited under the laws of the country of residence of the Grantee.

The definition of “Cause” is revised in its entirety and shall include: (a) breach of the Employee Innovation and Proprietary Information Agreement or any other confidentiality, non-solicitation, or non-competition agreement with the Company or Affiliate, or breach of a material term of any other agreement with the Company or Affiliate; (b) engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company or its Affiliate; (c) commission of an act of dishonesty, fraud, embezzlement or theft; (d) conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude; or (e) failure to comply with the Company’s or Affiliate’s policies and procedures, including, but not limited to, the Company’s code of conduct set forth in the Company’s integrity manual, The Spirit and Letter.”
Securities Law Notification. The Award and any shares acquired under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Grant Agreements and any other document relating to the Awards may not be publicly distributed in Mexico. These materials are addressed to you because of your existing relationship with the Company or one of its Affiliates, and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but rather constitutes a private placement of securities addressed specifically to individuals who are present employees and/or service providers of the Company or one of its Affiliates made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
Morocco
Mandatory Full Cashless Option Exercise. Due to local legal requirements, your Option must be exercised pursuant to a broker-assisted cashless method of exercise.
Local Cash Settlement of Award. In addition, notwithstanding anything in the Grant Agreement or the Addendum to the contrary, the Award shall be settled in cash only paid by the Service Recipient through local payroll (and shall not be settled in shares issued by the Company).
Nature of the Awards. You understand and agree that your Awards are granted as an incentive, for investment purposes, and to employees only.
Mozambique
Mandatory Full Cashless Option Exercise. Due to local legal requirements, your Option must be exercised pursuant to a broker-assisted cashless method of exercise.
Netherlands
There are no country-specific provision.
New Zealand

Securities Law Notification. You are being offered an opportunity to participate in the Plan. In compliance with an exemption to the New Zealand Financial Markets Conduct Act 2013, you are hereby notified that, you have the right to receive, free of charge, a copy of GE HealthCare’s latest annual report and a copy of the relevant financial statements of GE HealthCare. Such documents are available for your review on GE HealthCare’s external and/or internal sites at the web addresses listed below. In addition, in connection with the opportunity to participate in the Plan, you are being provided with a copy of the Plan, Grant Agreements, and the Plan Prospectus via the UBS Financial Services portal.
        1.    The Company’s most recent annual report: Once filed, this can be found at
https://investor.gehealthcare.com/financial-information/sec-filings
        2.     The Company’s most recently published financial statements:
https://investor.gehealthcare.com/financial-information/sec-filings

Warning

This is an offer of Options, RSUs or PSUs. If the Options are exercised or the RSUs or PSUs vest and you receive shares in GE HealthCare, the shares will give you a stake in the ownership of GE HealthCare. You may receive a return if dividends are paid.

If GE HealthCare runs into financial difficulties and is wound up, you will be paid only after all creditors have been paid. You may lose some or all of your investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision.

The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment.

Ask questions, read all documents carefully, and seek independent financial advice before committing yourself.

GE HealthCare’s shares are listed on Nasdaq. This means you may be able to sell GE HealthCare’s shares, if received with respect to the Options, RSUs or PSUs, on the NYSE if there are interested buyers. You may get less than you invested. The price will depend on the demand for GE HealthCare’s shares.

Norway

There are no country-specific provision.
Pakistan
Mandatory Full Cashless Option Exercise. Due to local legal requirements, your Option must be exercised pursuant to a broker-assisted cashless method of exercise.
Forced Sale of Shares. The Company reserves the right to force the immediate sale of the shares to be issued upon vesting and/or exercise of the Award. If applicable, you agree that the Company is authorized to instruct its designated broker, on your behalf, to assist with the mandatory sale of such shares and you expressly authorize the Company’s designated broker to complete the sale of such shares. You expressly acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of shares at any particular price. Upon the sale of shares, you shall receive the cash proceeds from the sale of shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. You also acknowledge that you are unaware of any material non-public information with respect to the Company or any securities of the Company as of the date of the Grant Agreements.
Poland
Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Performance Stock Unit Grant Agreement does not apply.
Portugal
Language Consent. You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Grant Agreements.
Conhecimento da Lingua. Pelo presente instrumento, você declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo.Securities Law Information. The addendum for the EU, attached hereto as Appendix A, does not apply to your grant of Awards because the grant is not being made pursuant to the employee share scheme exemption under the EU Prospectus Regulation.
Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Restricted Stock Unit

Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Performance Stock Unit Grant Agreement does not apply.
Philippines
Necessary Approvals. The Award and the shares underlying the Award are subject to certain securities approval/confirmation requirements in the Philippines with the Philippine Securities and Exchange Commission. Notwithstanding any provision of the Plan or the Grant Agreement to the contrary, if the Company has not obtained, or does not maintain, the necessary securities approval/confirmation, you will not vest in the Award, Options cannot be exercised and no shares will be issued under the Plan. The Award shall vest and shares shall be issued only if and when all necessary securities approvals/confirmations have been obtained and are maintained.
Securities Law Notification. You will not be able to acquire shares upon vesting and settlement of your Award unless the issuance of Shares complies with all applicable laws and regulations as determined by the Company. The Company assumes no liability if your Award cannot be vested and/or exercised and will not provide you with any benefits/compensation in lieu of the Award.
If Participant acquires shares upon vesting and/or exercise and settlement of the Award, Participant is permitted to dispose of or sell such shares, provided the offer and resale of the shares takes place outside of the Philippines through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq Stock Market LLC in the United States of America.
Russia
Securities Law Notification. You acknowledge that the grant of Awards, the Plan and all other materials you may receive regarding participation in the Plan do not constitute an advertising or offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia and therefore, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.
You further acknowledge that in no event will shares that may be issued to you with respect to the RSUs and PSUs be delivered to you in Russia; all shares issued to you with respect to the RSUs and PSUs will be maintained on your behalf in the United States.
You are not permitted to sell shares directly to a Russian legal entity or resident.
Cash Settlement of Award. In addition, notwithstanding anything in the Grant Agreement or the Addendum to the contrary, the Company may, for legal or administrative reasons, decide to settle the Award in cash (in which case no shares will be issued by the Company).
Saudi Arabia

Local Cash Settlement of Award. Notwithstanding anything in the Grant Agreement or the Addendum to the contrary, unless otherwise determined by the Company, the Award shall be settled in cash only paid by the Service Recipient through local payroll (and shall not be settled in shares issued by the Company).
Singapore
Director Notification Information. If you are a director, associate director, shadow director or chief executive officer of a Singapore Affiliate of the Company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Affiliate in writing when you receive an interest in shares (e.g., Options, RSUs, PSUs or shares) in GE HealthCare or any related companies. In addition, you must notify the Singapore Affiliate when you sell shares of GE HealthCare or any related company (including when you sell shares acquired through the exercise of your Option or pursuant to any other Award granted under the Plan) or if there is any change in the particulars of your interest. These notifications must be made within two business days of acquiring or disposing of any interest in shares of GE HealthCare or any related company or any change in any particulars of your interest. In addition, a notification must be made of your interests in shares of GE HealthCare or any related company within two business days of becoming a director or chief executive officer, as applicable.
South Africa
Approval Requirement. Optionees who wish to perform share purchase exercises must obtain local HR and legal approval (including Bank approval) before a share purchase exercise will be transacted.
[Securities Law Information. In compliance with South African securities law, you acknowledge that you have been notified that the documents listed below are available for review as indicated:
1.a copy of the Company’s most recent financial reports: Quarterly Results | GE HealthCare
2.a copy of the Plan is available at: GE HealthCare Technologies Inc. 2023 Long-Term Incentive Plan
3.a copy of the Plan Prospectus is available by sending an email to GEHC.Equity@gehealthcare.com
You acknowledge that you may obtain a copy of the above documents, without fee, by contacting: GE HealthCare Technologies Inc. Executive Compensation Administration by sending an email to GEHC.Equity@gehealthcare.com or by mailing a written request to: 500 W. Monroe St., Chicago, IL 60661, Unites States of America.

You are advised to carefully read the materials provided before making a decision whether to participate in the Plan and to contact your tax advisor for specific information concerning your personal tax situation with regard to Plan participation.
Spain
No Special Employment or Similar Rights. You understand that GE HealthCare has unilaterally, gratuitously, and discretionally decided to distribute Awards under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a temporary decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind GE HealthCare or any of its Affiliates presently or in the future, other than as specifically set forth in the Plan and the terms and conditions of your Option, RSU or PSUs grants. Consequently, you understand that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with GE HealthCare or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Further, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the Awards and underlying shares is unknown and unpredictable. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Awards shall be null and void and the Plan shall not have any effect whatsoever.
Further, the Awards provide a conditional right to shares and may be forfeited or affected by your termination of employment, as set forth in the Grant Agreements. For avoidance of doubt, your rights, if any, to the Awards upon termination of employment shall be determined as set forth in the Grant Agreements, including, without limitation, where (i) you are considered to be unfairly dismissed without good cause; (ii) you are dismissed for disciplinary or objective reasons or due to a collective dismissal; (iii) you terminate service due to a change of work location, duties or any other employment or contractual condition; or (iv) you terminate service due to the Company’s or any of its Affiliates’ unilateral breach of contract. Consequently, the termination of your employment for any of the above reasons shall be deemed an “Other Termination of Employment” or any termination other than an enumerated termination circumstance under your Grant Agreements, unless otherwise determined by the Company, in its sole discretion.
Securities Law Notification. The Awards granted under the Plan do not qualify as securities under Spanish regulations. By the grant of the Awards, no "offer of securities to the public", as defined under Spanish law, has taken place or will take place in Spanish territory. The present document and any other document relating to the offer of Awards under the Plan has not been nor will it be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and it does not constitute a public offering prospectus.

Restrictive Covenants. The following language replaces Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Stock Option Grant Agreement, Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Restricted Stock Unit Grant Agreement, and Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Performance Stock Unit Grant Agreement in its entirety:
“The Award and related benefits deriving from this Grant Agreement (i.e., Dividend Equivalent cash amounts) are provided to the Grantee in consideration of, and as an adequate economic compensation for, the Grantee’s execution and due compliance of the post-contractual (after employment termination) non-solicitation limitations that he/she undertakes pursuant to this Section of the Grant Agreement and/or in any existing non-competition agreement with the Company or any of its Affiliates.
During the Grantee’s employment with the Company or its Affiliate, and for the one-year period following termination of such employment (the “Restriction Period”), the Grantee will not, without prior written approval from the Committee: (a) whether on his or her own behalf or in conjunction with any other person or third party, directly or indirectly solicit or encourage any person who is a Lead Professional Band or higher employee of the Company or any of its Affiliates (a “Restricted Person”) to terminate his or her employment relationship with, or accept any other employment outside of, the Company and its Affiliates; (b) directly hire, or recommend or cause to be hired by an entity for which the Grantee works, or with which the Grantee is otherwise associated or owns more than a 1% ownership interest, any person who is, or was within one year before or after the Grantee’s termination of employment with the Company and its Affiliates, a Restricted Person; or (c) provide any non-public information regarding any Restricted Person, including, but not limited to, compensation data, performance evaluations, skill sets or qualifications, etc., to any external person in connection with employment outside the Company and its Affiliates, including, but not limited to, recruiters and prospective employers. The above restrictions do not apply once a Restricted Person has been formally notified of his or her impending layoff from the Company or any of its Affiliates.
Furthermore, during the Grantee’s employment with the Company or its Affiliate, and for all periods thereafter, the Grantee will not breach his or her Employee Innovation and Proprietary Information Agreement or “EIPIA” or otherwise disclose the Company’s or Affiliate’s non-public information.
In consideration for the post-contractual non-solicitation undertakings assumed by the Grantee pursuant to this Section of the Grant Agreement and/or in any existing non-competition agreement with the Company or any of its affiliates, the Grantee will receive adequate compensation, which will consist of the economic gain that the Grantee will obtain from the Award (including any related cash amounts).
During the Restriction Period, the Grantee will commit himself/herself to notify the Company and its Affiliates, within a period of five business days after his/her commencement of a new activity (whether in his/her own name or on behalf of any other person, any other company or entity or in any of those cases specified in this Section), of the name of the company or companies that engage his/her services, whether under an employment contract or a services agreement, the activity of the company or companies, and the duties that the Grantee will carry out in such company or companies.
The Grantee agrees that in case he/she would breach the non-solicitation covenants, the Grantee shall be obliged to reimburse to the Company and its Affiliates, without limitation, the full amounts he/she would have obtained as post-contractual compensation (whether by means of the Award, any cash amounts and any additional cash lump-sum payment).
To the extent permitted under local law, the Company and its Affiliates will be entitled to an injunction and/or other equitable relief, without the necessity of posting security, to prevent the breach of such obligations. The Grantee also agrees to indemnify and hold the Company and its Affiliates harmless from any loss, claim or damages, including, without limitation, all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Grant Agreement, as well as repay any payments made hereunder (regardless of whether the Award is vested), except to the extent that such reimbursement is prohibited by law.
The Grantee agrees that (i) the Company and its Affiliates hold an effective and evident commercial and industrial interest in regulating the non-solicitation covenants; (ii) the compensation agreed is totally adequate and highly compensates the post-contractual limitations assumed by the Grantee; and (iii) since any breach by him or her of the foregoing obligations inevitably would cause substantial and irreparable damage to the Company and its Affiliates, that the agreed money damages are fair.”
Cause. The definition of “Cause” provided under the Plan is revised in its entirety to read as follows:
“For this purpose, “Cause” shall be determined by the Company in its sole discretion and includes: (a) breach of the Employee Innovation and Proprietary Information Agreement or any other confidentiality, non-solicitation, or non-competition agreement with the Company or Affiliate, or breach of a material term of any other agreement with the Company or Affiliate; (b) engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company or its Affiliate; (c) commission of an act of dishonesty, fraud, willful malfeasance or willful misconduct, embezzlement or theft; (d) conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude; or (e) failure to comply with the Company’s or Affiliate’s policies and procedures, including, but not limited to, the Company’s code of conduct set forth in the Company’s integrity manual, The Spirit and Letter.”
Sweden
Responsibility for Taxes. The following provision supplements Section A(2) of this Addendum:
Without limiting the Company’s and the Service Recipient’s authority to satisfy any withholding obligations for Tax-Related Items as set forth in Section 4 of the GE HealthCare Restricted Stock Unit Grant Agreement and GE HealthCare Performance Stock Unit Grant Agreement and Section A(2) of this Addendum, by accepting the Award, you authorize the Company and/or the Service Recipient to withhold shares or to sell shares otherwise deliverable to you upon vesting/settlement/exercise of the Award to satisfy any liability you may have for Tax-Related Items, regardless of whether the Company and/or the Service Recipient have any statutory or regulatory obligation to withhold such Tax-Related Items.
Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Performance Stock Unit Grant Agreement does not apply.
Switzerland
Securities Law Notification. The grant is considered a private offering in Switzerland and is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Award (1) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (2) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee or service provider of the Company or any of its Affiliates, or (3) have been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority).
Turkey
Securities Law Information. The grant of Awards under the Plan is only available to employees of the Company and its Affiliates, and is intended to be a private offering. Under Turkish law, you are not permitted to sell shares acquired under the Plan in Turkey. Shares are currently traded on the Nasdaq Stock Market LLC in the U.S. under the ticker symbol “GEHC” and shares may be sold on this exchange only, which is located outside of Turkey.
United Arab Emirates
Securities Law Notification. The Plan is only being offered to Eligible Persons and is in the nature of providing equity incentives to service providers of the Company’s Affiliate in the United Arab Emirates. The Plan and the Grant Agreements are intended for distribution only to such Eligible Persons and must not be delivered to, or relied on by, any other person. You should conduct your own due diligence on the Award offered pursuant to the Grant Agreements. If you do not understand the contents of the Plan and/or the Grant Agreement, you should consult an authorized financial adviser.
The Awards and the shares underlying the Awards have not been reviewed by or registered with the Emirates Securities and Commodities Authority, the Dubai Financial Services Authority, the U.A.E. Central Bank or any other governmental authority in the United Arab Emirates, and have not been authorized or licensed for offering, marketing or sale in the United Arab Emirates. As such, the Awards and shares underlying them are not being offered or sold in the United Arab Emirates. This offering is being made in, and any related materials are subject to, the laws, regulations and rules of a jurisdiction outside the United Arab Emirates.
United Kingdom
Application of the Addendum. This Addendum only applies to Awards that are not granted as tax-qualified awards pursuant to the UK Sub-Plan to the Plan.
Joint Election. It is a further condition of delivery of any shares pursuant to the exercise of Options or the vest of RSUs or PSUs that you will, if required to do so by the Company, enter into a joint election under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 of the United Kingdom (“ITEPA”), the effect of which is that the shares will be treated as if they were not restricted securities and that sections 425 to 430 of ITEPA will not apply to those shares.
Restrictive Covenants. The following language replaces Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Stock Option Grant Agreement, Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Restricted Stock Unit Grant Agreement, and Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Performance Stock Unit Grant Agreement in its entirety:
“During the Grantee’s employment with the Company or its Affiliate, and for the one-year period following termination of such employment (reduced by any period the Grantee spends on garden leave) (the “Restriction Period”), the Grantee will not, without prior written approval from the Committee: in the course of any business concern which is in competition with those parts of the

Company's or any of its Affiliates' business with which the Grantee was involved to a material extent in the 12 months before termination of his or her employment ("Restricted Business") (a) whether on his or her own behalf or in conjunction with any other person or third party, directly or indirectly solicit or encourage any person who is a Lead Professional Band or higher employee of the Company or any of its Affiliates who could materially damage the Company's or any of its Affiliates' interests if they were involved in any business concern which competes with any Restricted Business and with whom the Grantee dealt in the 12 months before termination of his or her employment (a “Restricted Person”) to terminate his or her employment relationship with, or accept any other employment outside of, the Company and its Affiliates; (b) directly hire, or recommend or cause to be hired by an entity for which the Grantee works, or with which the Grantee is otherwise associated or owns more than a 1% ownership interest, any Restricted Person; or (c) provide any non-public information regarding any Restricted Person, including, but not limited to, compensation data, performance evaluations, skill sets or qualifications, etc., to any external person in connection with employment outside the Company and its Affiliates, including, but not limited to, recruiters and prospective employers. The above restrictions do not apply once a Restricted Person has been formally notified of his or her impending layoff from the Company or any of its Affiliates.

In addition, the Grantee agrees that during the Restriction Period, the Grantee will not, without prior written approval from the Committee, whether directly or indirectly, perform activities or services in the Restricted Area for any Competitive Company which: (a) are similar in nature to the activities and services the Grantee performed for the Company or its Affiliate (or gained confidential information about, as described in the Employee Innovation and Proprietary Information Agreement or “EIPIA”) during the last two years of Grantee’s employment; and/or (b) will include Grantee working on products or services that are competitive with the products or services the Grantee worked on during the last two years of Grantee’s employment with the Company or its Affiliate. The term “Competitive Company” means any company or other third party that provides products or services that are competitive with the Company or its Affiliates. The term “Restricted Area” means for Grantees in the Executive Band, the area in which the Grantee is performing the majority of his or her duties for the Company, and for Grantees in the Executive Director and above Bands, the country in which the Grantee is based, in each case where the Company or its Affiliate has material business operations as of Grantee’s termination of employment and in which the Grantee has provided services, had a material presence or influence, or received confidential information about (as described in the EIPIA and any other confidentiality agreements signed by the Grantee) at any time during the last two years of the Grantee’s employment with the Company or its Affiliate. The Grantee understands and agrees that, given the nature of the business of the Company and its Affiliates and the Grantee’s position with the Company or its Affiliate, the foregoing Restriction Period and Restricted Area are reasonable and appropriate to protect the Company’s legitimate business interests and goodwill.
Furthermore, during the Grantee’s employment with the Company or its Affiliate, and for all periods thereafter, the Grantee will not breach his or her EIPIA or otherwise disclose the Company’s or Affiliate’s non-public information.
The Grantee agrees that any breach by him or her of the foregoing obligations inevitably would cause substantial and irreparable damage to the Company and its Affiliates for which money damages may not be an adequate remedy. Accordingly, the Grantee agrees that the Company and its Affiliates will be entitled to an injunction and/or other equitable relief, without the necessity of posting security, to prevent the breach of such obligations. The Grantee also agrees to indemnify and hold the Company and its Affiliates harmless from any loss, claim or damages, including, without limitation, all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Grant Agreement, as well as repay any payments made hereunder (regardless of whether the Award is vested), except to the extent that such reimbursement is prohibited by law.
The Grantee agrees that the payment and benefits provided for in the Grant Agreement constitute fair and reasonable consideration for Grantee’s compliance with this section.”
Responsibility for Taxes. The following provision supplements Section 4 of the GE HealthCare Restricted Stock Unit Grant Agreement and GE HealthCare Performance Stock Unit Grant Agreement and Section A(2) of this Addendum:
Without limitation to Section 4 of the GE HealthCare Restricted Stock Unit Grant Agreement and GE HealthCare Performance Stock Unit Grant Agreement and Section A(2) of this Addendum, you agree to be liable for any Tax-Related Items and hereby covenants to pay any such Tax-Related Items, as and when requested by the Company or the Service Recipient or the HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You agree to indemnify and keep indemnified the Company and the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.
Notwithstanding the foregoing, if you are an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), you understand that you may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by you, in which case the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to you on which additional income tax and National Insurance Contributions (“NICs”) may be payable. You acknowledge that you will be personally responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Service Recipient, as applicable, for the value of any employee NICs due on this additional benefit, which may also be recovered from you by any of the means referred to in Section A(2) of this Addendum.
Venezuela
Securities Law Notification. You acknowledge that: (i) this offer is personal, private, exclusive and non-transferable; (ii) you have been selected to receive a grant only because you meet the eligibility requirements contained in the Plan; and (iii) this offer is not being communicated using any means of publicity.
Restrictive Covenants. Paragraph (ii) of Section 6 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Stock Option Grant Agreement, of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Restricted Stock Unit Grant Agreement, and of Section 7 (“Non-solicitation, Non-competition and Compliance with Agreements") of the Performance Stock Unit Grant Agreement does not apply.
Vietnam
Mandatory Full Cashless Option Exercise. Due to local legal requirements, your Option must be exercised pursuant to a broker-assisted cashless method of exercise.
Exchange Control Requirements. Further, if you are a Vietnamese national, you understand and agree that the RSUs or PSUs granted under the Plan are subject to the following restrictions:
(i)To facilitate compliance with applicable exchange control requirements, in the Company’s sole discretion, the shares issued upon vesting of the RSUs may be required to be sold, either on or about the vesting date, or within 90 calendar days following the termination of your active employment with GE HealthCare and its Affiliates. Thus, by your acceptance of the RSUs or PSUs and the shares issued upon vesting of the RSUs, you agree to the sale of any such shares as set forth in the preceding sentence and you authorize UBS Financial Services (or any successor broker designated by GE HealthCare) to complete any such required sale.
(ii)If, in the Company’s discretion, shares issued upon vesting of the RSUs or PSUs are not sold on or about the vesting date, you understand and agree that you must maintain the shares in your UBS Financial Services account until the shares are sold through UBS Financial Services.

(iii)Finally, under local law, you are required to repatriate to Vietnam the cash proceeds you receive from cashless Option exercises and the sale of shares acquired through RSU or PSU vesting. In the Company’s discretion, such repatriation of proceeds may occur through an account established by the Company, or an Affiliate of the Company. By accepting Awards under the Plan and any shares issued pursuant to such Awards, you consent and agree that your cash proceeds under the Plan may be transferred to such account prior to being delivered to you.

Appendix A
Addendum to the GE HealthCare Technologies Inc. 2023 Long-Term Incentive Plan For Stock Option Awards and Restricted Stock Unit Awards for the Employees in the European Economic Area and the United Kingdom

Introduction

We are pleased to offer you the opportunity to participate in the GE HealthCare Technologies Inc. 2023 Long-Term Incentive Plan (the “Plan”). Under the Plan, you may be granted stock options (“Options”), restricted stock units (“RSUs”), and/or performance stock units (“PSUs”) that will enable you to acquire shares of GE HealthCare Technologies Inc. (“GE HealthCare”) common stock.

Reasons for the Offer

The purpose of the Plan is attract, retain and motivate employees, officers and non-employee directors. Stock and performance-based compensation provided under this Plan is design to align such individuals’ interests and efforts with those of the Company’s shareholders.

Details of the Offer

Options

Any Options granted to you under the Plan give you the right, but not the obligation, to purchase shares of GE HealthCare Common Stock at a fixed exercise price. The exercise price will be at least equal to the fair market value of a share of GE HealthCare Common Stock on the date that the Options are granted and will be stated in the GE HealthCare Stock Option Grant Agreement. The Options may be exercised once the vesting period is satisfied. The Options will vest pursuant to the schedule set forth in the GE HealthCare Stock Option Grant Agreement. If your employment with GE HealthCare or one of its Affiliates terminates prior to the vesting of the Options, depending on the reason for your employment termination, the vesting of your Options may be accelerated or your Options may be cancelled as of your termination date, as set forth in your GE HealthCare Stock Option Grant Agreement. Your GE HealthCare Stock Option Grant Agreement shall set out the detailed terms of the Options.

The number of shares subject to your Option will be set out in your GE HealthCare Stock Option Grant Agreement.

Options are granted at the discretion of the Talent, Culture and Compensation Committee of the Board of Directors of GE HealthCare.

There is no minimum number of Options that must be granted at one time. Options over shares of GE HealthCare Common Stock will not be granted in excess of the available share limitations set forth in Section V of the Plan. You may sell or transfer any shares of GE HealthCare Common Stock that you acquire through the exercise of your Options at any time.

RSUs

Any RSUs granted to you under the Plan represent GE HealthCare’s unsecured promise to issue one share of GE HealthCare Common Stock to you provided that you have been continuously employed by GE HealthCare or one of its Affiliates until the Vesting Date stated in the GE HealthCare Restricted Stock Unit Grant Agreement. Upon vesting of the RSUs, shares of GE HealthCare Common Stock will be issued to you free of all restrictions. You will not be required to pay any consideration to receive the shares. If your employment with GE HealthCare or one of its Affiliates terminates prior to the vesting of the RSUs, depending on the reason for your employment termination, the vesting of your RSUs may be accelerated or your RSUs may be cancelled as of your termination date, as set forth in your GE HealthCare Restricted Stock Unit Grant Agreement.

Further, during the RSU vesting period, you may be eligible to earn cash payments equal to any dividends paid to shareholders – these payments are referred to as “Dividend Equivalents.” Each Dividend Equivalent payment that you receive will be equal to the number of RSUs you hold times the per share quarterly dividend payments made to shareholders of GE HealthCare’s Common Stock. Such Dividend Equivalent payments will be accumulated during the vesting period and distributed to you by GE HealthCare when the related RSUs vest and the underlying shares are issued in accordance with the schedule and terms set forth in your GE HealthCare Restricted Stock Unit Grant Agreement.

Your GE HealthCare Restricted Stock Unit Grant Agreement will set out the detailed terms of the RSUs.

Any unpaid Dividend Equivalents attributable to RSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the RSUs.

The number of RSUs granted to you will be set out in your GE HealthCare RSU Grant Agreement.

RSUs are granted at the discretion of the Talent, Culture and Compensation Committee of the Board of Directors of GE HealthCare.

There is no minimum number of RSUs that must be granted at one time. RSUs over shares of GE HealthCare Common Stock will not be granted in excess of the available share limitations set forth in Section V of the Plan.

PSUs

Any PSUs granted to you under the Plan represent GE HealthCare’s unsecured promise to issue one share of GE HealthCare Common Stock to you provided that you have been continuously employed by GE HealthCare or one of its Affiliates until the Vesting Date stated in the GE HealthCare Performance Stock Unit Grant Agreement and the stated performance metric has been achieved. Upon vesting of the PSUs, shares of GE HealthCare Common Stock will be issued to you free of all restrictions. You will not be required to pay any consideration to receive the shares. If your employment with GE HealthCare or one of its Affiliates terminates prior to the vesting of the PSUs, depending on the reason for your employment termination, your PSUs may be cancelled and forfeited as of your termination date, as set forth in your GE HealthCare Performance Stock Unit Grant Agreement.

Further, during the PSU vesting period, you may be eligible to earn cash payments equal to any dividends paid to shareholders – these payments are referred to as “Dividend Equivalents.” Each Dividend Equivalent payment that you receive will be equal to the number of PSUs you hold times the per share quarterly dividend payments made to shareholders of GE HealthCare’s Common Stock. Such Dividend Equivalent payments will be accumulated during the vesting period and distributed to you by GE HealthCare when the related PSUs vest and the underlying shares are issued in accordance with the schedule and terms set forth in your GE HealthCare Performance Stock Unit Grant Agreement.

Your GE HealthCare Performance Stock Unit Grant Agreement will set out the detailed terms of the PSUs.

Any unpaid Dividend Equivalents attributable to PSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the PSUs.

The number of PSUs granted to you will be set out in your GE HealthCare Performance Stock Unit Grant Agreement.

PSUs are granted at the discretion of the Talent, Culture and Compensation Committee of the Board of Directors of GE HealthCare.

There is no minimum number of PSUs that must be granted at one time. PSUs over shares of GE HealthCare Common Stock will not be granted in excess of the available share limitations set forth in Section V of the Plan.

The Plan may be terminated at any time and for any reason. The Plan will continue until the 10th anniversary of the Plan’s Effective Date, unless otherwise terminated, or, if earlier, when all shares reserved for issuance under the Plan have been issued.

Who can take part?

Any Eligible person, including any officer or non-employee director, of GE HealthCare or an Affiliate of GE HealthCare is eligible to participate in the Plan.

Nature of the Securities Offered

GE HealthCare is authorized to issue 40,853,352shares under the Plan (subject to anti-dilution adjustments which may increase or decrease the number of shares subject to issuance, as detailed in the Plan) plus any shares that become available for issuance under the Plan pursuant to Section V(c). The shares are traded on the Nasdaq National Association of Securities Dealers Automatic Quotation System (“Nasdaq”).

Rights Attached to the shares

The shares you acquire under the Plan are shares of common stock in GE HealthCare, which will allow you to participate in:

•Dividends – When GE HealthCare announces its financial results, it may decide to give a portion of its profits back to shareholders in the form of dividends.
•Voting – As a shareholder, you will be entitled to vote at GE HealthCare’s general meetings where each of your shares will count as one vote.
•Information Reporting – As a shareholder, you will have the right to receive certain information from GE HealthCare such as the GE HealthCare’s annual report to shareholders.
Exemption from the Prospectus Regulation

This document and the employee materials do not constitute a prospectus. The offer under the Plan is made in reliance on the employee share scheme exemption (Article 1(4)(i) from prospectus requirements set out in Regulation 2017/1129 of the European Parliament and of the Council of 14 June 2017 and in the said Regulation as transposed into UK law (the “Prospectus Regulation”). Accordingly, no prospectus or other document has been prepared and filed in relation to the Plan in your country.

Information on the Issuer

The issuer of the common stock that is offered under the Plan is GE HealthCare Technologies Inc., whose common stock is traded on Nasdaq under the ticker symbol “GEHC.” The Company’s current address is 500 W. Monroe Street, Chicago, Illinois, 60661 U.S.A. Additional information on the issuer can be found on its website at www.gehealthcare.com. The GE

HealthCare website also includes a page where information can be obtained on the stock price of GE HealthCare.

Details of the filings made by the GE HealthCare Technologies Inc. with the U.S. Securities and Exchange Commission (the “SEC”) are available on the SEC website (www.sec.gov) on the Company’s investor relations website (https://investor.gehealthcare.com/financial-information/sec-filings). You can also request copies of the filings from:
GE HealthCare Technologies Inc. Executive Compensation Administration
GEHC.Equity@gehealthcare.com

Information on the Plan

Requests for information about the Plan should be sent to:

GE HealthCare Technologies Inc. Executive Compensation Administration
GEHC.Equity@gehealthcare.com

Issuer Statement

Acting on behalf of the Company, to the best of my knowledge, the information contained in this document is in accordance with the facts, contains no omission likely to affect its import, and is, in particular, true, reliable and complete.

/s/ Mark Russert
__________________________
Mark Russert
Head of Global Total Rewards

Appendix B
GDPR Notice for Participants in the EU and UK

RE: GE HealthCare Technologies Inc. 2023 Long-Term Incentive Plan (the “Plan”)

Dear Participant:
The EU General Data Protection Regulation (also known as the “EU GDPR”) came into force on May 25, 2018. The UK implementation of the EU GDPR (“UK GDPR”) applies following the UK’s withdrawal from the European Union (the UK GDPR, collectively with the EU GDPR, the “GDPR”). For the purposes of the GDPR, GE HealthCare Technologies Inc. (the “Company”) wants to make UK- and EU-based participants in the Plan aware that the Company holds certain Data (as defined below) about the participants. The Company also wants to explain why the Company holds this Data and to let each participant know how to raise any questions regarding the Company’s use of the Data. The purpose of this communication is to provide participants with this information.

This document constitutes a Notice under the GDPR. Copies of this Notice are also available by request using the contact details set out below.

This communication supplements information relating to the use of your Data set out in the relevant agreement, or agreements, including the Global Addendum, issued to you under the Plan (the “Grant Agreements”). Should there be any inconsistency between the terms of this Notice and the Grant Agreements relating to the Company’s use of your Data, then this Notice is the document that will apply.

The term “Data” as used in this Notice includes your name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality and job title, as well as details of any shares, directorships, awards or any other equity or share rights you may have in the Company (whether awarded, canceled, exercised, vested, unvested or outstanding).

Data Controller Entity: The Company is the Data Controller. The Company is a Delaware corporation, with its principal United States office at 500 W. Monroe Street, Chicago, Illinois 60661 U.S.A.

Purposes: Data is held for the exclusive purpose of implementing, administering and managing your participation in the Plan.

Legitimate Interests: The Company holds the Data for the legitimate interests of implementing, administering and maintaining the Plan and each participant's participation in the Plan.

International Transfers of Data: As the Company is based in the United States and the Grant Agreements are performed in the United States, the Company can only meet its contractual obligations to you under the Grant Agreements if the Data is transferred to the United States. The performance of the contractual obligations of the Company to you is one of the legal bases for the transfer of the Data from the European Union to the United States. You should be aware that the United States may have different data privacy laws and protections than the data privacy laws in place in the European Union.

Retention Period: Records relating to the Plan are kept indefinitely, as they are part of the statutory records of the Company.

Other Recipients: To fulfil its obligations under the Grant Agreements, the Company may share Data with its subsidiary companies who employ participants in the Plan. In addition, Data may be transferred to certain third parties assisting in the implementation, administration and management of the Plan, such as share plan administrators and transfer agents, including UBS Financial Services. At your instruction, the Data will be shared with a broker or other third party whom you have instructed the Company to deposit shares or other securities acquired upon the vesting of any awards under the Grant Agreements.

Data Subject Rights: Participants have a number of rights under the GDPR. Depending upon the circumstances, these may include the right of data portability (where the Company helps a participant move Data to someone else at the participant's request), the right to object to the processing of the Data, the right to require the Company to update and correct the Data, the right to require erasure of the Data and the right for the participant to review the Data held by the Company and to require the Company to cease processing it. You must understand, however, that any such request may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or your withdrawal of consent, please contact the Company using the contact details below.

Data Security: The Company recognizes the importance of treating Data in a lawful, fair and transparent manner. The Company will apply reasonable organizational and security measures to prevent the unlawful processing and/or the accidental loss or destruction of these materials and, in particular, the personal data contained in them.

Contact: If you have any questions concerning this Notice, you should contact GE HealthCare Technologies Inc. Executive Compensation Administration by sending an email to GEHC.Equity@gehealthcare.com.